EXHIBIT 99.5













                        MODERN TECHNNOLOGY CORP.

                         FINANCIAL STATEMENTS

                        JUNE 30, 2003 AND 2002














































                              I N D E X



                                                       Page
                                                       ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS      1


CONSOLIDATED BALANCE SHEETS                             2


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY          3


CONSOLIDATED STATEMENTS OF OPERATIONS                   4


CONSOLIDATED STATEMENTS OF CASH FLOWS                   5


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS         6-14


































             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
MODERN TECHNOLOGY CORP.
Belle Harbor, New York

We have audited the accompanying consolidated balance sheets of MODERN TECHNOLOGY CORP. as at June 30, 2003 and 2002 and the related consolidated statements of operations and stockholders' equity and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements enumerated above present fairly, in all material respects, the consolidated financial position of MODERN TECHNOLOGY CORP. at June 30, 2003 and 2002, and the consolidated results of its operations and cash flows for the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.



                                   GREENBERG & COMPANY LLC

Springfield, New Jersey
July 18, 2003
                                                              Page 1 of 14


                        MODERN TECHNOLOGY CORP.
                      CONSOLIDATED BALANCE SHEETS
                                                           June 30,
                                                      2003         2002
                                                    --------     --------
                             A S S E T S

CURRENT ASSETS
  Cash and Cash Equivalents                       $ 302,517     $ 378,556
  Investments, Trading Securities                    82,520        20,739
                                                   --------      --------
                                                    385,037       399,295
                                                   --------      --------

EQUIPMENT - At Cost                                  17,436        15,660
  Less:  Accumulated Depreciation                   (14,280)      (13,136)
                                                   --------      --------
                                                      3,156         2,524
                                                   --------      --------
OTHER ASSETS
  Deferred Registration Costs                        25,000           -0-
  Investments, At Cost                                2,331       184,406
                                                   --------      --------
                                                     27,331       184,406
                                                   --------      --------
TOTAL ASSETS                                      $ 415,524     $ 586,225
                                                   ========      ========

  L I A B I L I T I E S   A N D   S T O C K H O L D E R S'   E Q U I T Y

CURRENT LIABILITIES
  Accrued Expenses                                $  23,200     $   3,200
  Account Payable, Related Parties                    1,848           -0-
                                                   --------      --------
    Total Current Liabilities                        25,048         3,200
                                                   --------      --------
MINORITY INTEREST                                     5,000           -0-
                                                   --------      --------
STOCKHOLDERS' EQUITY
  Common Stock Par Value $.0001
    Authorized:  150,000,000 Shares
    Issued and Outstanding:  20,150,000
      Shares                                          2,015         2,015
  Paid-In Capital                                   495,161       495,161
  Retained Earnings (Deficit)                      (111,700)       85,849
                                                   --------      --------
                                                    385,476       583,025
                                                   --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 415,524     $ 586,225
                                                   ========      ========
See accompanying summary of accounting policies and notes to financial statements.
                                                              Page 2 of 14
                         MODERN TECHNOLOGY CORP.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD JULY 1, 2000 TO JUNE 30, 2003



                         Common Stock                              Total
                                   Par                Retained     Stock-
                        # of       Value   Paid-In    Earnings    holders'
                       Shares     $.0001   Capital    (Deficit)    Equity
                     ----------   ------   --------   ---------   --------

BALANCES AT
JULY 1, 2000         20,150,000   $2,015   $495,161   $280,630    $777,806

Net Income (Loss)
For the Year Ended
June 30, 2001                                          (27,996)    (27,996)
                     ----------   ------   --------  ---------    --------
BALANCES AT
JUNE 30, 2001        20,150,000    2,015    495,161    252,634     749,810

Dividends of Equity
Investment Stock                                      (178,864)   (178,864)

Net Income (Loss)
for the Year Ended
June 30, 2002                                           12,079      12,079
                     ----------   ------   --------  ---------    --------
BALANCES AT
JUNE 30, 2002        20,150,000    2,015    495,161     85,849     583,025

Net Income (Loss)
For the Year Ended
June 30, 2003                                         (197,549)   (197,549)
                     ----------   ------   --------  ---------    --------
BALANCES AT
JUNE 30, 2003        20,150,000   $2,015   $495,161  $(111,700)   $385,476
                     ==========   ======   ========  =========    ========










See accompanying summary of accounting policies and notes to financial statements.

                        MODERN TECHNOLOGY CORP.
                CONSOLIDATED STATEMENTS OF OPERATIONS

                                       For The Years Ended June 30,
                                      2003         2002         2001
                                   ----------   ----------   ----------
REVENUES

Interest Income                   $     4,054  $     8,287  $    35,517

Realized Gain-Trading Securities          -0-      102,430       65,683

Unrealized Gain - Trading
 Securities                               -0-       14,814          -0-
                                   ----------   ----------   ----------
                                        4,054      125,531      101,200
                                   ----------   ----------   ----------
EXPENSES

Officers' Salaries                     33,374       38,578       26,660

General and Administrative
  Expenses                             63,264       71,549       54,745

Realized Loss-Trading Securities        9,831          -0-          -0-

Unrealized Loss                       102,344          -0-          -0-

Equity in Loss of Affiliate               -0-          -0-       15,314

Goodwill amortization                     -0-          -0-       27,881
                                   ----------   ----------   ----------
                                      208,813      110,127      124,600
                                   ----------   ----------   ----------
INCOME (LOSS) BEFORE TAXES           (204,759)      15,404      (23,400)
Income Tax Expense (Benefit)           (7,210)       3,325        4,596
                                   ----------   ----------   ----------
NET INCOME (LOSS)                 $  (197,549) $    12,079  $   (27,996)
                                   ==========   ==========   ==========
INCOME (LOSS) PER SHARE - BASIC
  AND DILUTED                     $      (.01)         NIL          NIL
                                   ==========   ==========   ==========
NUMBER OF WEIGHTED AVERAGE
SHARES OUTSTANDING - BASIC
  AND DILUTED                      20,150,000   20,150,000   20,150,000
                                   ==========   ==========   ==========



See accompanying summary of accounting policies and notes to financial statements.

                        MODERN TECHNOLOGY CORP.
                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               For The Years Ended June 30,
                                              2003        2002         2001
                                           ----------   ---------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (Loss)                         $(197,549)   $  12,079   $ (27,996)
 Adjustments to Reconcile Net Income
  to Net Cash Provided By (Used In)
  Operating Activities:
   Depreciation & Amortization                 1,144       16,530      28,879
   Equity in Loss of Affiliate                   -0-          -0-      15,314
   Realized Gain                                 -0-     (102,430)    (65,683)
   Realized Loss                               9,831          -0-         -0-
   Unrealized Gain                               -0-      (14,814)        -0-
   Unrealized Loss                           102,344          -0-         -0-
   Issuance of Stock for Service Received      5,000          -0-         -0-
   Changes in Assets and Liabilities:
    Decrease (Increase) in Other Current
     Assets                                      -0-          -0-       5,000
    Decrease (Increase) in Other Assets          -0-          443         120
    Decrease (Increase) in Deferred
     Registration Costs                      (25,000)         -0-         -0-
    Increase (Decrease) Accrued
     Expenses and Taxes                       20,000       (6,164)       (936)
    Increase (Decrease) Account
     Payable Related Party                     1,848          -0-         -0-
                                            --------     --------    --------
Net Cash Provided By (Used In)
 Operating Activities                        (82,382)     (94,356)    (45,302)
                                            --------     --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures                        (1,776)        (255)     (1,905)
  (Purchase) Sale of Securities               10,908      110,904     165,683
  Purchase of Investment at Equity            (2,789)    (110,354)   (309,109)
                                            --------     --------    --------
  Net Cash (Used In) Provided By
    Investing Activities                       6,343          295    (145,331)
                                            --------     --------    --------
Net Increase (Decrease) in Cash
 and Cash Equivalents                        (76,039)     (94,061)   (190,633)
Cash and Cash Equivalents,
 Beginning of Year                           378,556      472,617     663,250
                                            --------     --------    --------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                               $ 302,517    $ 378,556   $ 472,617
                                            ========     ========    ========
Supplemental Disclosures Of Cash Flow Information
 Cash Paid During The Period For:
  Taxes                                    $     -0-    $   3,440   $   1,033
  Interest                                       -0-    $     -0-   $     -0-

Noncash Investing and Financial Transactions:
 Conversion of Notes Receivable to
  Investment                               $     -0-    $     -0-   $ 100,000
 Dividend of Equity Investment Stock       $     -0-    $ 178,864   $     -0-
 Issuance of Stock for Service Received    $   5,000    $     -0-   $     -0-


See accompanying summary of accounting policies and notes to financial statements.

                        MODERN TECHNOLOGY CORP.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001


NOTE 1:  ORGANIZATION AND NATURE OF OPERATIONS

         Modern Technology Corp. (Modern) is a Nevada corporation. Modern is engaged in aiding prospective clients in obtaining financing and in providing managerial services to client companies. Modern's office is located in New York.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ACCOUNTING POLICIES

         Modern Technology Corp.'s accounting policies conform to generally accepted accounting principles. Significant policies followed are described below.

         BASIS OF PRESENTATION

         In April 1999 the Company formed a subsidiary named Excess Materials Inc. (Excess). Excess accounts are included in the consolidated financial statements at March 31, 2002 and June 30, 2001, and 2000. Modern owns 70% of Excess. Arthur Seidenfeld (Modern's president) owns 10% of Excess, Anne Seidenfeld (Arthur's mother and secretary/treasurer of Modern) owns 10% of Excess and a relative of Mr. Seidenfeld owns 10% of Excess.

         Excess was dissolved during March 2002. All income and expenses through dissolution have been incorporated into Modern's books. As of March 31, 2002, $1,425 net assets of Excess were transferred to Modern and Modern recognized a $354 loss upon dissolution.

         In April 2003 the Company formed a subsidiary named Pharmavet Inc. (Pharmavet). Pharmavet accounts are included in the consolidated financial statements at June 30, 2003. Modern owns 97.6% of Pharmavet. Gerald Kaufman (Modern's Director and legal counsel for both Modern and Pharmavet) owns 2.4% of Pharmavet.

         RECLASSIFICATIONS

         Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

                        MODERN TECHNOLOGY CORP.
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)

         CASH AND CASH EQUIVALENTS

         Cash equivalents consist of highly liquid, short-term investments with original maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

         PROPERTY AND EQUIPMENT

         Renewals and betterments are capitalized; maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight line method over the asset's estimated useful life, which generally approximates 5 years.

         ESTIMATES IN FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

         Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

         GOODWILL

         Since Modern owned 20% of Scientio Inc. during 2001, the investment was accounted for under the equity method. As of June 30, 2001, Modern carried $167,287 as goodwill, net. Goodwill amortization expense of $27,881 was recorded for the

                        MODERN TECHNOLOGY CORP.
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                              (Continued)


         year ended June 30, 2001. During the first week of October 2001, the stock of Scientio Inc. was distributed to the shareholders of Modern as a taxable dividend. The total dividend was $178,864. Modern did not recognize any gain or loss on the distribution of Scientio Inc. stock.

         ADVERTISING

         Advertising costs are expensed as incurred. Advertising expense for the years ended June 30, 2003, 2002, and 2001 was $-0-, $-0-, and $2,345, respectively.

         IMPACT OF NEW ACCOUNTING STANDARDS

         SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rules, the Company is no longer required to amortize goodwill and other intangible assets with indefinite lives, but will be subject to periodic testing for impairment. SFAS 142 supercedes APB Opinion No. 17, "Intangible Assets". The Company expects that SFAS 142 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company adopted SFAS 142 on January 1, 2002 and does not have an effect on the Company's consolidated financial statements.

         SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective in fiscal years beginning after September 15, 2002, with early adoption permitted. The Company expects that the provisions of SFAS 143 will not have a material impact on its consolidated results of operations and financial position upon adoption. The Company adopted SFAS 143 effective January 1, 2002 and does not have an effect on the Company's consolidated financial statements.

         SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144, supersedes Statement of Financial
         Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), and APB Opinion No. 30, "Reporting the Results of
         Operations - Reporting the Effects of Disposal of

                        MODERN TECHNOLOGY CORP.
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)

         a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted, and in general are to be applied prospectively, and does not have an effect on the Company's consolidated financial statements.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item. Under SFAS No. 145, such gains and losses should be classified as extraordinary only if they meet the criteria of APB Opinion
         No. 30. In addition, SFAS No. 145 amends SFAS No. 13,Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company adopted SFAs 145 effective June 1, 2003 and does not have an effect on the Company's consolidated financial statements.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)". SFAS No. 146 replaces Issue 94-3. The provisions of SFAS No. 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAs 146 effective April 2003 and does not have an effect on the Company's consolidated financial statements.

         On December 31, 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FAS 123". This statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim

                        MODERN TECHNOLOGY CORP.
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)

         financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of FAS 148 are effective for fiscal years ending after December 15, 2002. The Company adopted SFAs 148 effective April 2003 and does not have an effect on the Company's consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The interpretation provides guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure, that functions to support the activities of the primary beneficiary. The interpretation is effective as of the beginning of the Company's third quarter of 2003 for variable interest entities created before February 1, 2003. The Company holds no interest in any variable interest entities. The Company adopted FIN46 effective April 2003 and does not have an effect on the Company's consolidated financial statements.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirely, or as hybrid instruments with debt host contracts and embedded derivative features. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 is not expected to have a material effect on the Company's results of operations, liquidity, or financial condition.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. Many of these instruments previously were classified as equity or temporary equity and as such, SFAS 150 represents a significant change in practice in the accounting for a number of mandatory redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS 150 is effective for all financial instruments

                        MODERN TECHNOLOGY CORP.
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)

         created or modified after May 31, 2003, and to other instruments at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material effect on the Company's results of operations, liquidity, or financial condition.

NOTE 3:  CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash.

         At June 30, 2003 and June 30, 2002, the Company had deposits in various financial institutions totaling a bank balance of $301,926 and $400,937, respectively. Of the bank balance, up to $12,009 and $2,955 was covered by federal depository insurance. The remaining balance was uninsured and uncollateralized. At times during the year and at June 30, 2003 and June 30, 2002, the Company had funds on deposit with banks that were uninsured and uncollateralized, as a result, funds are at risk of loss. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on cash and cash equivalents. The carrying amount of these deposits in the accompanying financial statements was $302,517 and $378,556 at June 30, 2003 and June 30, 2002 respectively.

NOTE 4:  MARKETABLE SECURITIES

         During the quarter ended September 30, 2000 the investment in Omnicomm Systems, Inc. of 32,250 shares was considered a trading security in accordance with Financial Accounting Standard
         (FAS)115. Omnicomm shares are traded on the NASD over the counter bulletin board system. The cost of these shares was $40,312. During the quarter ended September 30, 2000, the total unrealized gain was $24,188. During the quarter ended December 31, 2000, Modern sold the remaining shares of Omnicomm.

         During the quarter ended December 31, 2001, the investment in 701,071 shares of common stock of Lite King Corp. (LKC) was considered a trading security in accordance with Financial accounting Standard (FAS) 115. LKC shares are traded on the NASD over the counter bulletin board system. The cost of these shares is $14,021. During the year ended June 30, 2002, 423,693 shares of LKC stock were sold generating a realized gain of $102,430. The total unrealized gain on LKC stock was $14,814 at June 30, 2002. During the six months ended December 31, 2002, 296,278 shares of LKC stock were sold generating a realized loss of $9,831. As of June 30, 2003, the Company held no LKC stock.

                        MODERN TECHNOLOGY CORP.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)


         During the year ended June 30, 2003, the investment in 117,250 shares of common stock of Scientio Inc. was considered a trading security in accordance with Financial Accounting Standard (FAS)
         115. Scientio Inc. shares are traded on the NASD over-the-counter bulletin board system. The cost of these shares is $84,864. The total unrealized loss on Scientio Inc. was $2,344 at June 30, 2003.

NOTE 5:  INVESTMENT IN EQUITY SECURITIES (At Cost)

         Investments in Non Marketable Equity Securities consist of the following:
                                         June 30,     June 30,
                                           2003         2002
                                         --------     --------
              Investment in 360,000
              restricted shares in
              Daine Industries, Inc.     $  1,431     $  1,431

              Investment in 117,250
              restricted shares in
              Scientio Inc.                   -0-       82,075

              Investment in 5% of
              total shares in Interactive
              Medicine Inc. Net of
              $100,000 and $ -0- valuation
              allowance as June 30, 2003
              and 2002 respectively           -0-      100,000

              Investments in other
              restricted securities           900          900
                                          -------      -------
                                         $  2,331     $184,406
                                          =======      =======

         The Company has established a valuation allowance of $100,000, and $-0- against its investment in Interactive medicine Inc. to reflect the uncertainty of the fair market value of the investment as of June 30, 2003 and June 30, 2002, respectively.

                       MODERN TECHNOLOGY CORP.
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)


NOTE 6:  DEFERRED REGISTRATION COSTS

         For the period April 15, 2003 (inception) through June 30, 2003, Pharmavet has incurred deferred registration costs of $25,000 relating to expenses incurred in connection with the Form SB-2 filing. These costs will be charged against equity if the registration is successful, otherwise they will be charged to earnings.

NOTE 7:  STOCK BASED COMPENSATION

         On April 15, 2003, Pharmavet agreed to pay $10,000 and 10,000 shares of Pharmavet Inc. for legal services provided for filing of Form SB-2. This service is valued at fair market value at approximately $15,000. This entire amount was charged to Deferred Registration Costs. This stock based compensation plan is accounted for in accordance with SFAs No. 123. This stock based compensation plan is accounted for in accordance with SFAs No. 123.

NOTE 8:  INCOME TAX EXPENSE (BENEFIT)

         The provision for income taxes is comprised of the following:

                                          6/30/03     6/30/02     6/30/01
                                          --------    -------     -------
              Current                     $(7,210)    $ 3,325     $ 6,633
              Deferred                        -0-         -0-      (2,037)
                                           ------      ------      ------
                                          $(7,210)    $ 3,325     $ 4,596
                                           ======      ======      ======

         The provision for income taxes differs from the amount computed by applying the statutory federal income rate as follows:

                                          6/30/03     6/30/02     6/30/01
                                          --------    -------     -------
              Expected statutory amount   $   -0-     $ 1,938     $ 2,978
              Net operating loss              -0-         -0-      (2,037)
              State income taxes, net
              of federal benefit           (7,210)       1,387       3,655
                                           ------       ------      ------
                                          $(7,210)     $ 3,325     $ 4,596
                                           ======       ======      ======

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities or financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards. The deferred tax assets at June 30, 2001 relate to Excess, the Company's 70% owned subsidiary. Since the accounts of Excess are not allowed to be consolidated with Modern for tax purposes and Excess has generated losses since inception, the deferred tax assets associated with these losses have been fully reserved in the valuation allowance.

                        MODERN TECHNOLOGY CORP.
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001
                             (Continued)

         The tax effect of significant temporary differences, which comprise the deferred tax assets are as follows:

                                            6/30/03     6/30/02
                                            --------    --------
            Deferred tax assets:
              Net operating loss
              carry forwards                $106,426    $18,000
              Amortization of Intangibles        -0-      8,412
              Investment loss                    -0-      4,620
                                             -------     ------
               Gross deferred tax assets     106,426     31,032
            Valuation allowance             (106,426)   (31,032)
                                             -------     ------
              Net deferred tax assets       $    -0-    $   -0-
                                             =======     ======

         The net operating loss of approximately $232,000 expires in the year ended June 30, 2022. The amortization of intangibles and investment loss result from the accounting treatment required by GAAP for equity method investments. The tax benefits have been fully reserved due to a lack of consistent operating profitability.

NOTE 9:  POSTRETIREMENT BENEFITS

         The Company does not maintain any employee benefits currently. The Company does not maintain a plan for any postretirement employee benefits, therefore, no provision was made under FAS's 106 and 112.

NOTE 10:  RELATED PARTY TRANSACTIONS

         Arthur Seidenfeld, President and a director of the Company, owns 47.9% of the outstanding shares of Modern Technology Corp. Anne Seidenfeld, Treasurer, Secretary and a director of the Company, owns approximately 12% of the outstanding shares of Modern Technology Corp. Anne Seidenfeld is Arthur Seidenfeld's mother. There were no related party transactions.

         Pharmavet was formed on April 15, 2003 to commercialize the agreement Modern signed with Centrovet to represent Centrovet as a sales representative. Modern invested $7,830 and orally agreed to advance up to $100,000 to cover Pharmavet's working capital needs for the twelve months through June 30, 2004 and to cover the costs related to filing of the registration statement. As of June 30, 2003, Modern's president, who is also president of Pharmavet, has advanced $1,848 to Pharmavet to cover certain operational expenses. For the investment of $7,830, Modern was issued 403,000 shares by Pharmavet.